Exhibit 10.23

2011 EQUITY INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT AWARD TERMS

1. Grant. The Company hereby grants to the Employee an award of Restricted Stock Units (“RSUs”), as set forth in the Notice of Grant, subject to the terms and conditions in this Agreement and in the Company's 2011 Equity Incentive Plan (the “Plan”). Initially capitalized terms herein shall have the meanings set forth in the Plan or as defined herein, as applicable.

2. Company's Obligation. Each RSU represents the right to receive a Share on the vesting date. Unless and until the RSUs vest, the Employee will have no right to receive Shares under such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule; Assumption or Substitution Calculation. The RSUs shall vest as follows:

Up to the Maximum Amount will vest and be settled, based upon the extent, if any, to which the performance metric has been achieved. The performance metric is the relative performance of Company stock against the Russell 2000 index over a three-year period, with the target Company stock performance equivalent to the performance of the Russell 2000 index over such period. To determine relative performance, the baseline metrics are the 90 trading day average closing price of the Company and the Russell 2000 Index, as reported in The Wall Street Journal, or such other reliable source as is determined by the Administrator, in its sole discretion, with the last of the 90 trading days falling on November 14, 2012. This 90 day average establishes both the Company baseline stock price (the “Company Baseline Stock Price”) and the Russell 2000 Index baseline (the “Russell 2000 Baseline”) against which future Company stock and Russell 2000 Index performance will be compared.

Next, the Company will measure the 90 trading day average closing price of the Company and the Russell 2000 Index, as reported in The Wall Street Journal, or such other reliable source as is determined by the Administrator, in its sole discretion, with the last trading day of such 90-trading day period ending on November 13, 2015 (establishing both the “Company Closing Price” and the “Russell 2000 Index Closing Price”).

The Company will then measure Company performance by dividing the Company Closing Price by the Company Baseline Stock Price, with the quotient expressed as a percentage of the Company Baseline Stock Price (the “Company Percentage Performance”). The Company will then measure Russell 2000 Index Performance over the same period by dividing the Russell 2000 Index Closing Price by the Russell 2000 Index Baseline with the quotient expressed as a percentage of the Russell 2000 Index Baseline (the “Russell 2000 Index Percentage Performance”).

The Company will then subtract the Russell 2000 Index Percentage Performance from the Company Percentage Performance, then add 100 to the result, with the final result constituting the relative Company performance as a percentage (the “Relative Performance Percentage”).

If the Relative Performance Percentage is 50% or less, no RSUs shall vest. If the Relative Performance Percentage equals 51%, then 2% of the Target Amount shall vest. If the Relative Performance Percentage equals 70%, then 40% of the Target Amount shall vest. If the Relative Performance Percentage equals 100%, then the Target Amount shall vest. If the Relative Performance Percentage equals 150% or more, then 200% of the Target Amount shall vest (i.e., the Maximum Amount shall vest). Relative Performance Percentages shall result in incremental vesting on a straight-line basis within tiers based on full percentage Relative Performance Percentages as set forth below:

Relative Performance Percentage	Vesting
150% or greater	Maximum Amount (200% Target Amount)
Between 100% - 150%	100% Target Amount + 2% Target Amount for Every 1% Relative Performance Percentage above 100%
100%	Target Amount
Between 50% - 100%	Target Amount - 2% Target Amount for Every 1% Relative Performance Percentage below 100%
50%	0% Target Amount

General Rules

The Company Closing Price shall be automatically adjusted to account for any Company stock split or similar change in capitalization effected without receipt of consideration by the Company set forth in Plan Section 19(a) in the same manner as set forth in Plan Section 19(a). In making determinations of the number of Shares that vest hereunder, all Relative Performance Percentage fractional percentages and Share numbers below .5 shall be rounded down to the nearest whole percentage or Share number, respectively and all Relative Performance Percentage fractional percentages and Share numbers of .5 or greater shall be rounded up to the nearest whole percentage or Share number, respectively. All vesting and delivery of Shares hereunder, except pursuant to assumed or substituted awards in a change of control as specified in the following paragraph, shall be subject to the prior written or electronic certification of the Compensation Committee of the Board as to the extent to which the applicable performance milestones have been achieved.

Change of Control

In the event the Company is acquired in a merger or asset sale pursuant to which this RSU is assumed or substituted pursuant to Plan Section 19(c) (a “Change of Control”), then if the performance period has not been completed as of the date of the Change of Control, the Company Closing Price shall be deemed to be the price per share received by the Company's stockholders in the Change of Control. Relative performance for such uncompleted performance period shall then be measured against the Russell 2000 Index performance from the Russell 2000 Index Baseline through the 90 trading day average closing price of the Russell 2000 Index in the period ending on the date of the Change of Control. The Company's stock performance relative to the Russell 2000 Index shall then be determined consistently with the methodology specified herein for completed performance period. The number of Shares subject to this RSU so determined shall then continue to vest based upon Employee's continuing as a Service Provider to the Company, the acquirer, or their Parents or Subsidiaries through November 13, 2015, subject to accelerated vesting as set forth in the Company's Change of Control Severance Plan (but only for participants in such plan), as amended from time to time.

EXAMPLE 1:

Company Baseline Stock Price = $40

Russell 2000 Index Baseline = 700

Company Closing Price = $48

Russell 2000 Index Closing Price = 770

Company Percentage Performance = 120%

Russell 2000 Index Percentage = 110%

Relative Performance Percentage = 120-110 = 10% plus 100 = 110%

Vesting = 120% of the Target Amount

EXAMPLE 2:

Company Baseline Stock Price = $40

Russell 2000 Index Baseline = 700

Change of Control Date = June 30, 2014

Change of Control Consideration received by Company stockholders = $50 per share

Russell 2000 Index 90-day Trailing June 30, 2014 Price = 630

Deemed (all Tranches) Company Percentage Performance = 125%

Russell 2000 Index Percentage through Change of Control = 90%

Relative Performance Percentage = 125-90 = 35% plus 100 = 135%

Vesting = 170% of the Target Amount vesting, subject to Employee's continuing as a Service Provider through November 13, 2015 and further subject to accelerated vesting as set forth in the Company's Change of Control Severance Plan (but only for participants in such plan), as amended from time to time.

1. Forfeiture upon Termination as an Employee. Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if the Employee terminates service as a Service Provider for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company, subject to accelerated vesting as set forth in the Company's Change of Control Severance Plan (but only for participants in such plan), as amended from time to time.

2. Settlement Upon Vesting. Any RSUs that vest in accordance with paragraph 3 will be distributed to the Employee (or in the event of the Employee's death, to his or her estate) in Shares.

3. Withholding of Taxes. Notwithstanding the foregoing paragraph 5, no Shares shall be distributed to Employee unless and until the Employee shall have delivered to the Company or its designated Subsidiary the full amount of any federal, state or local income or other taxes which the Company or such Subsidiary may be required by law to withhold with respect to such Shares. The Employee may elect to satisfy any such statutory minimum tax withholding requirement by having the Company withhold Shares otherwise deliverable to the Employee or by delivering to the Company already-owned Shares, subject to the absolute discretion of the Company to disallow satisfaction of such withholding by the delivery or withholding of stock.

4. Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee or Employee's broker.

5. Acknowledgements. Employee acknowledges the following:

a. The Company (and not Employee's employer) is granting the RSU. The Company will administer the Plan from outside Employee's country of residence if the Employee's country of residence is outside the United States and United States of America law will govern all RSUs granted under the Plan.

b. That benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

c. The benefits and rights provided under the Plan are not to be considered part of Employee's salary or compensation for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind.

d. Employee waives any and all rights to compensation or damages as a result of the termination of employment with the Company for any reason whatsoever insofar as those rights result or may result from:

• the loss or diminution in value of such rights under the Plan, or

• Employee ceasing to have any rights under, or ceasing to be entitled to any rights under the Plan as a result of such termination.

e. The grant of the RSU, and any future grant of RSUs under the Plan is entirely voluntary, and at the complete discretion of the Company.

f. Neither the grant of the RSU nor any future grant of an RSU by the Company will be deemed to create any obligation to grant any further RSUs, whether or not such a reservation is explicitly stated at the time of such a grant.

g. The Company has the right, at any time to amend, suspend or terminate the Plan.

h. The Plan will not be deemed to constitute, and will not be construed by Employee to constitute, part of the terms and conditions of employment, and the Company will not incur any liability of any kind to Employee as a result of any change or amendment, or any cancellation, of the Plan at any time.

i. Participation in the Plan will not be deemed to constitute, and will not be deemed by Employee to constitute, an employment or labor relationship of any kind with the Company.

j. By entering into this RSU Agreement, and as a condition of the grant of the RSU, Employee consents to the collection, use, and transfer of personal data as described in this subsection to the full extent permitted by and in full compliance with Applicable Law.

k. Employee understands that the Company and its Subsidiaries hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in Employee's favor, for the purpose of managing and administering the Plan (“Data”).

l. Employee further understands that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of Employee's participation in the Plan, and that the Company and/or its Subsidiary may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

m. Employee understands that these Data Recipients may be located in Employee's country of residence or elsewhere, such as the United States. Employee authorizes the Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Employee's participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on Employee's behalf, to a broker or third party with whom the Shares acquired on exercise may be deposited.

n. Employee understands that Employee may, at any time, review the Data, request that any necessary amendments be made to it, or withdraw Employee's consent herein in writing by contacting the Company. Employee further understands that withdrawing consent may affect Employee's ability to participate in the Plan.

o. Employee has received the terms and conditions of this RSU Agreement and any other related communications, and Employee consents to having received these documents in English.

6. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of Stock Plan Administration at Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, CA 95054, or at such other address as the Company may hereafter designate in writing.

7. Conditions for Issuance of Certificates for Stock. The shares of stock deliverable to the Employee may be either previously authorized but unissued shares or issued shares that have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for shares of stock hereunder prior to fulfillment of all the following conditions: (a) the admission of such shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such shares under any State or Federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Company shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any State or Federal governmental agency, which the Company shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of grant of the Restricted Stock Unit as the Company may establish from time to time for reasons of administrative convenience.

8. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms used and not defined in this Agreement shall have the meaning set forth in the Plan.

9. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

10. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

11. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

12. Governing Law. This Agreement will be covered by the internal substantive laws, but not the choice of law rules, of California.